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                                                                 EXHIBIT 10.6(d)

                                 AMENDMENT NO. 3
                                       TO
                         EXECUTIVE EMPLOYMENT AGREEMENT

      This Amendment No. 3 to the Executive Employment Agreement dated as of January 5, 2001, as amended by Amendment No. 1 dated April 30, 2002 and Amendment No. 2 dated May 2, 2003 (as amended, the "Agreement") between BMC Software, Inc. (the "Employer") and Robert E. Beauchamp (the "Executive") is entered into as of this 31st day of January, 2004 (the "Amendment Date")

      For and in consideration of One Dollar ($1.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, the Employer and the Executive hereby agree that the Agreement shall be amended as follows:

1. The definition of "Employment Period" in Section 1 of the Agreement shall be deleted and the following shall be substituted therefore:

            "`Employment Period' as defined in Section 3.2."

2. Section 3.2 of the Agreement shall be deleted and the following shall be substituted therefor:

            "3.2 Employment Period. Subject to the provisions of Section 8, the term of the Executive's employment under this Agreement will commence upon the Amendment Date and shall continue in effect through the third anniversary of the Amendment Date (the "Employment Period"); provided, however, that, subject to the provisions of Section 8, commencing on December 17, 2003 and on each day thereafter, the Employment Period shall be automatically extended for one additional day unless the Employer shall give written notice to Executive that the Employment Period shall cease to be so extended, in which event the Employment Period shall terminate on the third anniversary of the date such notice is given. The Employment Period may be further extended by mutual agreement of the parties."

3. Section 8(f) shall be amended to add the following paragraph to the end of said Section 8(f):

            "Notwithstanding anything to the contrary in this Agreement, if the Executive is a "disqualified individual" (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the "Code")), and the severance benefits provided for in this Section 8(f), together with any other payments and benefits which the Executive has the right to receive from the Employer and its affiliates, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the severance benefits provided hereunder (beginning with any benefit to be paid in cash hereunder) shall be


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      either (1) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive will be one dollar ($1.00) less than three times the Executive's "base amount" (as defined in Section 280G of the Code) and so that no portion of such amounts and benefits received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (2) paid in full, whichever produces the better net after-tax position to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the severance benefit is necessary shall be made initially by the Employer in good faith. If a reduced severance benefit is paid hereunder in accordance with clause (1) of the first sentence of this paragraph and through error or otherwise that payment, when aggregated with other payments and benefits from the Employer (or its affiliates) used in determining if a "parachute payment" exists, exceeds one dollar ($1.00) less than three times the Executive's base amount, then the Executive shall immediately repay such excess to the Employer upon notification that an overpayment has been made.

4. The following new Section 12(p) shall be added to the end of Article 12 of the Agreement:

            "(p) Amendment of Certain Outstanding Stock Options. Each Out-of-the-Money Option (as hereinafter defined) is hereby amended to provide that, at any time and from time to time prior to the termination of such option, the Executive may surrender all or a portion of such option to the Employer for no consideration by providing written notice to the Employer at its principal executive office addressed to the attention of the President or the Treasurer. Such notice shall specify the number of shares with respect to which the Out-of-the-Money Option is being surrendered and, if such option is being surrendered with respect to less than all of the shares then subject to such option, then such notice shall also specify the date upon which such option became (or would become) exercisable in accordance with the terms thereof with respect to the shares being surrendered. The term "Out-of-the-Money Option" means each stock option granted to the Executive by the Employer prior to the effective date of Amendment No. 3 to this Agreement (the "Amendment Date") with respect to which the purchase price per share of common stock of the Employer under such option (as adjusted through the Amendment Date) is greater than the fair market value of a share of common stock of the Employer (determined under the plan pursuant to which such option was granted) as of the Amendment Date. The provisions of this Section 12(p) shall survive the termination of this Agreement."

5. This Amendment No. 3 (a) shall supersede any prior agreement between the Employer and the Executive relating to the subject matter of this Amendment No. 3 and (b) shall be binding upon and inure to the benefit of the parties hereto and any successors to the Employer and all persons lawfully claiming under the Executive.


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6.    Except as expressly modified by this Amendment No. 3, the terms of the
Agreement shall remain in full force and effect and are hereby confirmed and ratified.

      IN WITNESS WHEREOF, the Employer and the Executive have executed this Amendment No. 3 as of the day and year first above written.

                                             EMPLOYER

                                             BMC SOFTWARE, INC.


                                             By:  /s/ JEROME ADAMS


                                             EXECUTIVE

                                             /s/ ROBERT E. BEAUCHAMP
                                             Robert E. Beauchamp


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